Exhibit 5.2

[Letterhead of Linklaters Loesch]

To :	Telecom Italia Capital
287-289, route d’Arlon
L-1150 Luxembourg

Telecom Italia S.p.A.
Piazza degli Affari, 2
20123 Milan
Italy

9 August 2005

Dear Sirs,

Re: Registration Statement on Form F-3 relating to the issuance by Telecom Italia Capital S.A. of up to U.S. $10,000,000,000 of Debt Securities Unconditionally Guaranteed by Telecom Italia S.p.A.

1	Introduction

We are acting as Luxembourg legal advisors to Telecom Italia Capital S.A. (the “Company”) in connection with the Registration Statement on Form F-3 (together with all amendments or supplements thereto, the “Registration Statement”) filed with the United States Securities and Exchange Commission by the Company and Telecom Italia S.p.A (“Telecom Italia”), the parent of the Company, for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), U.S. $10,000,000,000 aggregate principal amount of debt securities which may be issued by the Company (the “Debt Securities”), and the unconditional guarantee (the “Guarantees”) as to payment of principal, premium, if any, and interest thereon by Telecom Italia. The Debt Securities and the Guarantees may be issued from time to time pursuant to the Indenture, dated as of October 6, 2004, as amended by a First Supplemental Indenture, dated as of October 6, 2004 (as so amended, the “Indenture”) among the Company, as Issuer, Telecom Italia, as Guarantor, and JPMorgan Chase Bank, N.A., as Trustee, and such other supplemental indentures as the Company and Telecom Italia may from time to time enter into with the applicable Trustee under the Indenture (“Supplemental Indentures”).

Linklaters is a partnership under English law. A list of the partners in Linklaters is available on request from the above address.

Please refer to www.linklaters.com/regulation for important information on the regulatory position of the firm.

2	Scope of Inquiry

For the purpose of this opinion, we have examined the following documents (the documents mentioned in paragraphs 2.1 and 2.2, the “Documents”):

2.1	the Registration Statement on Form F-3;

2.2	the Indenture;

2.3	a copy of an excerpt of the resolutions of the Board of Directors of the Company, authorizing the issue of up to U.S. $10,000,000,000 of Debt Securities dated 22 July 2005 (the “Resolutions”);

2.4	a copy of the coordinated articles of incorporation of the Company dated 16 January 2003 (the “Articles of Incorporation”); and

2.5	an excerpt from the Luxembourg Register of Commerce and Companies relating to the Company dated 23 September 2004 (the “Excerpt”) and a copy of the meeting of shareholders of the Company appointing the statutory auditor dated 2 March 2005.

Terms defined in the Documents shall have the same meaning herein, unless the context requires otherwise and subject to any contrary indication.

3	Assumptions

For the purposes of this opinion, we have assumed:

3.1	the genuineness of all signatures on all documents submitted to us as originals and the completeness and conformity to originals thereof of all documents submitted to us as copies or specimens;

3.2	the due authorization, execution and delivery of the Documents and the Supplemental Indentures by the parties thereto other than the Company, and the power, authority and legal right of the parties thereto other than the Company to enter into, execute, deliver and perform their respective obligations thereunder, and compliance with all applicable laws and regulations, other than Luxembourg law;

3.3	that all authorizations and consents of any country other than the Grand Duchy of Luxembourg (“Luxembourg”) which may be required for the Company in connection with the execution, delivery and performance of the Documents and the Supplemental Indentures and the issue of the Debt Securities have been or will be obtained;

3.4	to the extent that the relevant documents are governed by New York law, that all such relevant documents are valid, binding and enforceable under New York law;

3.5	that proceedings pertaining to the Documents, the Supplemental Indentures and the Debt Securities will be brought in New York courts;

3.6	that the names of the holders of the Debt Securities in registered form will be duly entered into the Debt Securities’ Register; the definitive terms of any Debt Security offered pursuant to a supplement to the prospectus included with the Registration Statement (a “Prospectus Supplement”) will have been established in accordance with the Resolutions;

3.7	the Supplemental Indenture will have been executed in accordance with the Resolutions;

3.8	the Registration Statement, and any amendments thereto, will have become effective;

3.9	a Prospectus Supplement will have been filed with the Securities and Exchange Commission describing the Debt Securities and any Guarantees offered thereby;

3.10	all Debt Securities and any Guarantees will be issued in compliance with applicable United States federal and state securities laws;

3.11	a Supplemental Indenture with respect to such Debt Securities and any related Guarantees will have been executed and delivered by the Company, Telecom Italia and the applicable Trustee, and such Supplemental Indenture will have been qualified under the Trust Indenture Act of 1939, as amended and such Debt Securities will be executed, authenticated, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in the Indenture and any Supplemental Indenture with respect thereto; and

3.12	the Supplemental Indenture and the Prospectus Supplement with respect to such Debt Securities and the definitive terms of such Debt Securities will not contain any provisions which will violate any law or regulation of Luxembourg or which will not be valid, binding or enforceable under respectively Luxembourg and New York law or which will be in breach of the Articles of Incorporation and that such Supplemental Indenture and Prospectus Supplement will be executed by the person or persons empowered by the Company to sign the same.

4	Opinion

Based on the documents referred to in paragraph 2 above, subject to the assumptions made in paragraph 3 above and subject to the qualifications in paragraph 5 below and subject further to any matters not disclosed to us, we are of the following opinion:

4.1	The Company is a company with limited liability (société anonyme) duly organized and validly existing under the laws of Luxembourg.

4.2	The Company has the necessary corporate power to enter into the Indenture and one or more Supplemental Indentures and to issue the Debt Securities and perform its obligations thereunder and with respect thereto.

4.3	Any Debt Securities when issued will constitute legal, valid and binding obligations of the Company enforceable with respect to the Company in accordance with their terms and will be entitled to the benefits provided by the Indenture and the applicable Supplemental Indenture.

5	Qualifications

Our opinion as to the enforceability of the Documents and the Supplemental Indenture and the Debt Securities is subject to the following qualifications:

5.1	The binding effect and validity of the Documents and the Supplemental Indenture and the Debt Securities and their enforceability against the Company are subject to all limitations by reason of bankruptcy, insolvency, moratorium, controlled management, general settlement with creditors, reorganization, or similar laws relating to or affecting the rights of creditors generally.

5.2	Any obligation to pay a sum of money in a currency other than the euro will be enforceable in Luxembourg in terms of euro only. Monetary judgements may be expressed in a foreign currency or its euro equivalent at the time of judgement or payment.

5.3	Certain obligations other than payment of money obligations may not be the subject of specific performance pursuant to Court orders, but may result in damages only.

5.4	Any certificate or determination which would by contract be deemed to be conclusive may not be upheld in a Luxembourg Court.

5.5	A Luxembourg Court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party before a Luxembourg Court and the Luxembourg Court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before a Luxembourg Court.

5.6	The provisions in jurisdiction clauses contained in some of the Documents whereby the taking of proceedings in one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction, whether concurrently or not, might not be enforceable in a Luxembourg Court. If proceedings were previously commenced between the same parties and on the same grounds as proceedings in Luxembourg, a plea of pendency might be entered in the Luxembourg Court and proceedings stayed pending the termination of the proceedings abroad.

5.7	A contractual provision allowing the service of process against the Company to a service agent or any other third party appointed to such effect could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Company in accordance with applicable laws at the registered office of the Company.

5.8	Claims may become barred under statutory limitations period rules.

5.9	Claims may be or become subject to defenses of set-off or counterclaims.

5.10	We express no opinion on tax in relation to any person.

5.11	We express no opinion as to the accuracy of any warranties given by the Company (expressly or impliedly) under or by virtue of the Documents and the Supplemental Indenture, save if and insofar as the matters warranted are the subject of specific opinions in this matter.

5.12	Where obligations are to be performed in a jurisdiction outside Luxembourg they may not be enforceable in Luxembourg to the extent that performance would be illegal under the laws of that other jurisdiction.

5.13	The admissibility as evidence of any Debt Security or the Documents and the Supplemental Indenture before a Luxembourg Court or Public Authority (“autorité constituée”) to which the Debt Security or the Documents and the Supplemental Indenture are produced may require that the Debt Security or the Documents and the Supplemental Indenture come with a complete or partial translation into French or German.

5.14	Obligations to make payments that may be regarded as penalties might not be enforceable.

5.15	According to Luxembourg law any term of any of the agreements herein referred to may be amended with the agreement of all the parties thereto orally or by conduct by the parties thereto, notwithstanding any provision to the contrary contained therein.

5.16	We reserve our opinion as to the extent to which a Luxembourg court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provision forms a part, notwithstanding any express provisions in this regard.

5.17

According to Luxembourg law, the certificated registered Debt Securities do not represent ownership of registered Debt Securities but are certificates evidencing the entries in the Debt Securities’ Register maintained at the registered office of the Company (the “Debt Securities’

Register”). In case of discrepancy between these certificates, any register of debt securities holders maintained outside the registered office of the Company and the Debt Securities’ Register maintained at the registered office of the Company, the entries into the Debt Securities’ Register maintained at the registered office of the Company shall prevail as a rule.

5.18	In the absence of any case law, contractual clauses stipulating that money held by persons which are Luxembourg entities or persons will be held in trust in Luxembourg might not be recognised by Luxembourg courts.

This opinion is given on the basis that there will be no amendment to or termination or replacement of any of the documents, authorizations and consents referred to in paragraph 2 above.

6	Luxembourg Law

This opinion speaks as of its date and is confined to, and is solely given on the basis of, the laws of Luxembourg as applied by the Luxembourg Courts and as presently in force. We undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that it is given under Luxembourg law and that any issues of interpretation arising thereunder will be governed by Luxembourg law and be brought before a Luxembourg court.

We express no opinion as to any laws other than the laws of Luxembourg and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of the laws of New York as the basis for the opinion stated herein and we do not express or imply any opinion on such laws.

7	Reliance

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Validity of Debt Securities and Guarantees” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission thereunder.

Yours faithfully,

Linklaters Loesch

by

/s/ Janine BIVER

 Janine BIVER